                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)240.14a-12

                         Greate Bay Casino Corporation
              ----------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                         Greate Bay Casino Corporation
              ----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:


[   ]  check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount previously paid: _____________________________________________
    2)  Form, Schedule or Registration Statement No.:________________________
    3)  Filing Party:________________________________________________________
    4)  Date Filed:__________________________________________________________

                         GREATE BAY CASINO CORPORATION

                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997


To the Stockholders of
  Greate Bay Casino Corporation

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Greate Bay Casino Corporation (the "Company, and formerly known as Pratt Hotel Corporation") will be held at the Sands Hotel and Casino, 136 South Kentucky Avenue, in the City of Atlantic City, New Jersey on the 20th day of May 1997, at 10:00 a.m. (local time) for the following purposes:

   1. To elect five (5) directors to hold office until their respective successors have been duly elected and qualified.

   2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1997.

   3. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

   The Board of Directors has fixed the close of business on April 10, 1997, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to such meeting.

   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR STOCKHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                              BY ORDER OF THE BOARD OF DIRECTORS,



                              William D. Pratt, Secretary

Dallas, Texas
April 23, 1997

                         GREATE BAY CASINO CORPORATION

                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997

                     SOLICITATION AND REVOCATION OF PROXIES

   This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Greate Bay Casino Corporation (the "Company") on or about April 23, 1997, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 20, 1997 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment(s) thereof.

   The accompanying form of Proxy is designed to permit each holder of the Company's common stock, par value $.10 per share ("Common Stock"), to vote for or withhold voting for any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specifications are made, such Proxy will be voted by those persons named in the Proxy at the Annual Meeting: FOR the election of the nominees specified under the caption "Election of Directors" and FOR the ratification of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1997.

   The Company encourages the personal attendance of stockholders at its annual meetings, and giving of a Proxy does not preclude the right to vote in person should any stockholder giving the Proxy so desire. Any stockholder of the Company giving a Proxy has the right to revoke his or her Proxy at any time prior to the voting thereof either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Greate Bay Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

   In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone and telegraph. Such officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy enclosed herewith, any additional material, the cost of forwarding solicitation material to the beneficial owners of stock, and other costs of solicitation are to be borne by the Company.

                            PURPOSES OF THE MEETING

   At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

   1. The election of five (5) directors to hold office until their respective successors have been duly elected and qualified.

   2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1997.

   3. Such other and further business as may properly come before the meeting or any adjournment(s) thereof.


                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

GENERAL

   The Board of Directors of the Company has fixed the close of business on April 10, 1997, as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. On the Record Date there were 5,186,627 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of the Company's Common Stock of record as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting or any adjournment(s) thereof is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Abstentions are counted for purposes of determining a quorum to conduct business, but are ignored in vote tabulation, thereby increasing the number of votes necessary to effectuate any proposal. Broker "non-votes" (i.e., shares held in nominee name by brokers on behalf of customers, which shares are not represented by proxy) are not counted for purposes of the meeting.

   All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

   REGULATION

   Holders of Common Stock may be subject to certain regulatory restrictions on ownership. Holders are subject to the qualification provisions of the New Jersey Casino Control Act (the "Casino Act") relating to financial sources and may, in the sole discretion of the New Jersey Casino Control Commission with the concurrence of the Division of Gaming Enforcement, be required to make filings, submit to regulatory proceedings and qualify under the Casino Act. A holder of Common Stock who cannot legally hold such shares, or who exposes the Company to a risk of loss of a license or other regulatory risks, may be required to sell his or her shares of Common Stock to a qualified buyer or to the Company at the price prescribed by law or, if no price is prescribed, at the fair market value (defined in the Company's Certificate of Incorporation).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   Based on filings with the Securities and Exchange Commission, no persons, other than certain directors of the Company, are known who beneficially owned more than 5% of the outstanding Common Stock as of the Record Date.

SECURITY OWNERSHIP OF MANAGEMENT

   The following information pertains to the Common Stock beneficially owned by each director, nominee for director, each executive officer named under "Remuneration of Directors and Executive Officers" and by all current directors and officers of the Company as a group as of the Record Date:

                                         Shares of           Percentage of
                                        Common Stock          Outstanding
                                        Beneficially            Common
Beneficial Owner                         Owned (a)              Stock
-------------------------------       ----------------       -------------
Jack E. Pratt..................             464,905(b)             9.0%
Edward T. Pratt, Jr............             154,091(c)             3.0%
William D. Pratt...............             791,128(d)            15.3%
Edward T. Pratt III............             392,495(e)             7.6%
Edward D. Muir.................                  --                 --
Bernard A. Capaldi, CPA........                  --                 --
Lawrence C. Cole...............                  --                 --
Leonard M. DeAngelo............              10,071                  *
All directors and officers as
  a group (11 individuals).....           1,812,690               34.9%

--------------------------
*   Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) Beneficial ownership is attributable to the following: (i) J. E. Pratt Co. I, a Texas general partnership of which Mr. Pratt is the Managing General Partner, owns 290,530 shares (5.8%) of the outstanding stock of the Company and (ii) the W.D. Pratt Family Trust, for which Mr. Pratt is the managing trustee, owns 168,501 shares (3.2%) of the outstanding stock of the Company.

(c) Beneficial ownership is attributable to E.T. Pratt Co. I, a Texas general partnership of which Mr. Pratt is the Managing General Partner, which owns 149,056 shares (3%) of the outstanding stock of the Company.

(d) Beneficial ownership is attributable to the following: (i) W.D. Pratt Co. I, a Texas general partnership of which Mr. Pratt is the Managing General Partner, owns 34,200 shares, less than 1% of the outstanding stock of the Company and (ii) the J.E. Pratt Family Trust, for which Mr. Pratt is the managing trustee, owns 755,250 shares (14.9%) of the outstanding stock of the Company.

(e) Beneficial ownership is attributable to the E. Pratt Family Trust, for which Mr. Pratt is the Managing Trustee, which owns 335,962 (6.7%) of the outstanding stock of the Company.

                             ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than three (3) nor more than nineteen (19) members (exclusive of advisory directors) and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at five (5).

    Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and qualified:

                                Year First
                                 Became a
  Name and Age                   Director  Present Offices Held in the Company
  ------------                  ---------- -----------------------------------
Bernard A. Capaldi, CPA (54)       1988    Director
Edward D. Muir (86)                1969    Director
Jack E. Pratt (70)                 1969    Chairman of the Board, Chief
                                             Executive Officer and Director
Edward T. Pratt, Jr. (73)          1969    Vice Chairman of the Board, Treasurer
                                             and Director
William D. Pratt (68)              1969    Executive Vice President, General
                                             Counsel, Secretary and Director

   The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. Each nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, each director will hold office until his respective successor has been duly elected and qualified.

BUSINESS EXPERIENCE FOR PAST FIVE YEARS

   The following information summarizes the business experience during at least the past five years of each person nominated to be a director of the Company:

   Mr. Bernard A. Capaldi is a certified public accountant and is a principal of Capaldi, Reynolds & Associates, P.A., C.P.A.'s in New Jersey, and has held such position since 1965. He is also the Chairman of the Board of Shore Memorial Hospital's parent holding company.

   Mr. Edward D. Muir is currently retired. He is a former Senior Vice President of Rauscher Pierce Refsnes of San Antonio, Texas, an investment banking firm, and was associated with Rauscher Pierce Refsnes in numerous executive capacities for more than five years.

   Mr. Jack E. Pratt has served as Chairman of the Board, a director and Chief Executive Officer of the Company for more than five years.

   Mr. Edward T. Pratt, Jr. has served as Vice Chairman of the Board and a director and executive officer of the Company for more than five years.

   Mr. William D. Pratt has served as Executive Vice President, Secretary and a director of the Company for more than five years. He also currently serves as General Counsel and, prior to May 1995, served as General Counsel of the Company for more than five years. Mr. Pratt also served as Vice President and Secretary of Southmark San Juan, Inc. ("SSJ"), 46.3% of the stock of which was owned by a subsidiary of the Company, at the time of the filing by SSJ on August 20, 1992 of a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

REQUIRED VOTE

   Assuming the presence of a quorum, the affirmative vote of the holders of at least a plurality of the issued and outstanding shares of Common Stock present, in person or by proxy, at the Annual Meeting is necessary for the election of directors.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

BOARD MEETINGS AND COMMITTEES

   Nonemployee directors of the Company received an annual fee of $25,000 for service on the Board of Directors and $1,000 for each Board meeting attended during 1996. The Board of Directors of the Company held four regularly scheduled meetings during the year ended December 31, 1996. All directors attended at least 75% of all meetings of the Board of Directors and committees thereof for which they were eligible to serve.

   The Board of Directors of the Company has Audit and Compensation Committees, but does not have a standing nominating committee. Nonemployee members of the Audit Committee receive an annual fee of $2,500 for service on the committee and $500 for each committee meeting attended. No additional compensation or fees are paid to directors for attending Compensation Committee meetings.

   AUDIT COMMITTEE. The Audit Committee has the duty to (i) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; (ii) arrange the details for the engagement of the independent public accountants, including the remuneration to be paid; (iii) review with the Company's independent public accountants, as well as the Company's controller and other appropriate personnel, the Company's general policies and procedures with respect to audits and accounting and financial controls and the general accounting and reporting principles that should be applied in preparing the Company's financial statements; (iv) meet with the independent public accountants as required and review with them the Company's interim and year-end financial statements, any certification, report or opinion that the independent public accountants propose to render in connection with such statements, and any other appropriate matter; and (v) make such reports and recommendations to the Board of Directors in connection with the foregoing as it shall deem appropriate or as the Board of Directors may request, and take such action thereon as the Board of Directors may direct it to take. The Audit committee is comprised of Messrs. Bernard A. Capaldi, Edward D. Muir and Edward T. Pratt, Jr. The Audit committee met five times during 1996.

   COMPENSATION COMMITTEE. The Compensation Committee reviews the compensation of the Company's executive officers. The Compensation Committee is comprised of Messrs. Edward D. Muir, Bernard A. Capaldi and Jack E. Pratt. The Compensation Committee met once during 1996. The report of the Compensation Committee appears in this Proxy Statement under the heading "Remuneration of Directors and Executive Officers."

FAMILY RELATIONSHIPS

   Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers (the "Pratt Brothers"). Mr. Edward T. Pratt III, President of the Company, is the son of Mr. Edward T. Pratt, Jr. There is no other family relationship between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

CERTAIN RELATIONSHIPS

   See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.

                                   MANAGEMENT

   Certain information is set forth below concerning the executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

                  Name                    Age             Position
                  ----                    ---             --------
Jack E. Pratt...........................   70  Chairman of the Board, Chief
                                                 Executive Officer and Director

Edward T. Pratt, Jr.....................   73  Vice Chairman of the Board,
                                                 Treasurer and Director

William D. Pratt........................   68  Executive Vice President, General
                                                 Counsel, Secretary and Director

Edward T. Pratt III.....................   41  President

Lawrence C. Cole........................   50  Vice President of Management
                                                 Information Systems

Charles F. LaFrano III..................   42  Vice President

Arthur Lewis............................   67  Vice President of Corporate
                                                 Security and Governmental
                                                 Relations

Leonard M. DeAngelo.....................   45  President of Greate Bay Hotel and
                                                 Casino, Inc. ("GBHC"), a wholly
                                                 owned subsidiary of the Company


Robert J. DeSalvio......................   40  Executive Vice President of
                                                 Marketing of GBHC

John C. Hull............................   58  Corporate Controller

BUSINESS EXPERIENCE FOR PAST FIVE YEARS

   See "Election of Directors -- Business Experience for Past Five Years" for certain information with respect to Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt.

   Mr. Edward T. Pratt III was elected President and Chief Operating Officer of the Company in November 1995. From May 1987 until November 1995, he served the Company as Executive Vice President -- Development and Corporate Affairs. Mr. Pratt served as co-chairman and co-chief executive officer of SSJ, at the time of the filing on August 20, 1992 of its voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

   Mr. Lawrence C. Cole has served as Vice President of Management Information Systems of the Company since December 1987 and of GBHC since January 1983. Mr. Cole also serves as Chief Executive Officer and President of Advanced Casino Systems Corporation ("ACSC"), a subsidiary of the Company, which licenses software for automated casino accounting and control systems.

   Mr. Charles F. LaFrano III is a certified public accountant and has served as Vice President of the Company since September 1988. He also served as Corporate Controller (Principal Accounting Officer) of the Company from September 1988 until November 1994.

   Mr. Arthur Lewis has served as Vice President of Corporate Security and Governmental Relations of the Company since December 1987 and of GBHC since November 1982.

   Mr. Leonard M. DeAngelo was named President of GBHC in November 1995. He previously served as Senior Vice President of GBHC from March 1995 to November 1995 and as Vice President of Casino Operations of GBHC from February 1988 to March 1995.

   Mr. Robert J. DeSalvio was named Executive Vice President of Marketing of GBHC in December 1995. He previously served as Senior Vice President of Marketing of GBHC from September 1990 to December 1995.

   Mr. John C. Hull has held his position with the Company and has served as Corporate Controller and principal accounting officer of HCC since November 1994. Mr. Hull joined the Company in April 1994 and served as a financial consultant to the Company from 1988 until April 1994 and as a financial
consultant to HCC from 1990 until April 1994.   Mr. Hull served as Vice
President and Chief Financial Officer of SSJ at the time of its filing of its voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended December 31, 1996 and through March 31, 1997 and Form 5 and amendments thereto furnished with respect to the year ended December 31, 1996 the Company has determined that Messrs. Capaldi, LaFrano, Hull, Cole, DeAngelo and DeSalvio were each late in the filing of an initial statement of beneficial ownership and Messrs. Muir, LaFrano and Cole were late five times, seven times and seven times, respectively, in the filing of statements of changes in beneficial ownership, such filings relating to 20, nine and 12 transactions, respectively.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

   SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

   The following table provides certain summary information concerning compensation paid or accrued by the Company, its subsidiaries and affiliates to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1996, 1995 and 1994.


                                           ANNUAL COMPENSATION                         LONG-TERM
                                       ---------------------------                    COMPENSATION
                                                                      OTHER ANNUAL      AWARDS/        ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR     SALARY    BONUS    COMPENSATION (1)    OPTIONS     COMPENSATION (2)
-------------------------------------  ------   --------  --------  ----------------  ------------  ----------------

Jack E. Pratt (3)                       1996    $259,947  $      -      $14,000           -            $139,992
 Chief Executive Officer and            1995     111,068    71,750       14,000           -             105,886
 Chairman of the Board of the           1994      87,934   124,615       13,000           -              52,024
 Company

Edward T. Pratt III(3)                  1996     141,588         -            -           -                 990
 President and Chief Operating          1995      51,866    17,700            -           -                 990
 Officer of the Company                 1994      71,777    74,770            -           -                 529

Leonard M. DeAngelo                     1996     482,258         -            -           -               1,980
 President of GBHC                      1995     284,772    75,000            -           -               1,980
                                        1994     223,920         -            -           -               2,100

Robert J. DeSalvio                      1996     339,400         -            -           -               1,980
 Executive Vice President of            1995     289,400    50,000            -           -               1,980
 Marketing of GBHC                      1994     254,650    35,000            -           -               2,100

Lawrence C. Cole (3)                    1996     280,201    28,559            -           -               1,848
 Vice President of Management           1995     252,281         -            -           -               1,843
 Information Systems of the Company     1994     190,758         -            -           -               1,716

-------------------------
(1) Represents directors' fees for service as a director to a subsidiary of the Company.

(2) Includes matching contributions by the Company to The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below. Amounts set forth for Jack E. Pratt and Edward T. Pratt, Jr. also include pension benefit accruals on their behalf. See also "Employment Contracts" below.

(3) Amounts shown for Jack E. Pratt, Edward T. Pratt III and Lawrence C. Cole represent payments by the Company and its subsidiaries for services on their behalf. Messrs. Jack E. Pratt and Edward T. Pratt III concurrently hold positions as officers of Hollywood Casino Corporation ("HCC"), which reimburses the Company for services provided to HCC pursuant to intercompany allocation agreements ratified by the respective Boards of Directors of the Company and HCC. Prior to December 31, 1996, HCC owned approximately 80% of the outstanding common stock of the Company; such stock was distributed to HCC's shareholders on December 31, 1996. A portion of Mr. Lawrence C. Cole's salary is billed to HCC based on projects performed on its behalf. Additional compensation amounts earned by the Messrs. Pratt and Mr. Cole for their services provided to HCC and paid by HCC are set forth in the following tabulation:

                                                        All Other
                           Salary          Bonus       Compensation
                           --------      --------      ------------

   Jack E. Pratt
      1996                 $386,823      $      -        $139,992
      1995                  454,930       133,250         105,886
      1994                  442,263        25,385          53,528

   Edward T. Pratt III
      1996                 $284,579      $      -        $    990
      1995                  274,031       100,300             990
      1994                  180,085        60,230           1,721

   Lawrence C. Cole
      1996                 $ 18,406      $      -        $    132
      1995                   17,804             -             137
      1994                   59,381             -             534

   No grants of stock options under the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "Plan") were made to the named executive officers during the most recent fiscal year.

   OPTION EXERCISES AND HOLDINGS

   No options were exercised by the named executive officers under the Plan during the last fiscal year and no unexercised options were held by the named executive officers as of the end of the fiscal year.

   EMPLOYMENT CONTRACTS

   Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board and Treasurer of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts with HCC and have provided services to the Company pursuant to intercompany allocation agreements ratified by the respective Boards of Directors of the Company and HCC. Their employment contracts were executed during October 1989 and originally expired on December 31, 1994, but have subsequently been extended by amendment through December 31, 2000 with respect to Jack E. Pratt and to December 31, 1999 with respect to Edward T. Pratt, Jr. and William D. Pratt. Services to the Company will continue to be provided pursuant to intercompany allocation agreements so long as the Pratt Brothers remain officers of the Company. The terms of the contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to HCC. Upon expiration of the consulting term, each of the Pratt Brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

   The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt Brothers will be 75% of the average of his three highest annual salaries during the employment term of the contract. The death benefit is derived by multiplying a Pratt Brother's highest annual salary during his employment term by 50% and such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt by HCC is currently $464,000, $234,000 and $208,000, respectively.

   Edward T. Pratt III, President and Chief Operating Officer of the Company, is under an employment contract with HCC dated as of May 1, 1996 and has provided services to the Company pursuant to intercompany allocation agreements ratified by the respective Boards of Directors of the Company and HCC. The employment contract is for a term expiring on April 30, 2000 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 1996 of $425,000, subject to annual review and increase by the Compensation Committee of the Board of Directors of HCC.

   Leonard M. DeAngelo, President of GBHC, serves under an employment contract, as amended on November 17, 1995, in such capacity continuing through November 16, 1998, unless sooner terminated by one of the respective parties. The terms of Mr. DeAngelo's amended contract provides for a minimum annual base salary of $450,000, subject to annual increases of five percent. On January 10, 1997, Mr. DeAngelo voluntarily delayed his annual salary increase until after the July 15, 1997 semiannual principal and interest payment with respect to GBHC's first mortgage indebtedness.

   Robert J. DeSalvio, Executive Vice President of Marketing of GBHC, serves under an employment contract dated as of December 1, 1995 in such capacity continuing through November 30, 1998 with automatic one-year extensions thereafter unless sooner terminated by one of the respective parties. The terms of Mr. DeSalvio's contract provide for a minimum annual base salary of $325,000, subject to annual review and increase by GBHC.

   Lawrence C. Cole, Vice President of Management Information Systems of the Company serves under an employment contract, as amended on January 1, 1996, with a wholly owned subsidiary of the Company in such capacity continuing through December 31, 1998 unless sooner terminated by one of the respective parties.
The terms of Mr. Cole's amended contract provides for a minimum annual base salary of $275,000 subject to annual increases based on changes in the Consumer Price Index, as defined in the employment contract, together with incentive bonuses based on operating results. Obligations of the subsidiary under the employment contract are guaranteed by GBHC.

   INCENTIVE STOCK OPTION PLAN

   The 1990 Incentive Stock Option Plan.  On March 22, 1990, the Company adopted
   ------------------------------------
the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "Plan"). The Plan provides for the granting of incentive stock options that are intended to qualify for special tax treatment under the Internal Revenue Code (the "Code"). The shares to be offered under the Plan consist of shares (whether authorized and unissued or issued and reacquired) of the Common Stock. Options for no more than 102,092 shares of the Common Stock may be granted under the Plan.

   The Plan is administered by the Compensation Committee of the Board of Directors (the "Board") of the Company. Subject to the terms of the Plan, the Compensation Committee may from time to time determine those key employees who shall be granted stock options under the Plan, the number of shares to be subject to such options and interpret and establish and amend rules and regulations relating to the Plan. Only key employees of the Company or any of its subsidiaries are eligible to participate in the Plan. Incentive stock options granted under the Plan are exercisable for a term ending five years from the date of grant.

   The exercise of options is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Common Stock at the time the option was granted. Options not exercised in earlier periods shall be accumulated and available for exercise in later periods. Options may be exercised only as to full shares of Common Stock. Upon termination of an optionee's employment with the Company for any reason, including death or disability, his or her options will immediately expire.

   The Compensation Committee may provide for the exercise of options immediately or in installments, and upon such other terms, conditions and restrictions as it may determine, including granting the Company the right to repurchase shares issued upon the exercise of options. The Plan provides that if any person or group (other than Pratt Brothers) becomes the beneficial owner of more than 51% of the Common Stock (other than by merger, consolidation or purchase from the Company), the Company's right to repurchase a former employee's shares shall terminate.

   EMPLOYEE RETIREMENT SAVINGS PLAN

   On January 1, 1989, the Company adopted GBHC's qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. GBHC had adopted this plan for the benefit of its eligible employees in November 1984. Upon adoption by the Company, the former plan changed its name to The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan (the "Savings Plan"). The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

   The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling approximately $1.1 million for the year ended December 31, 1996.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors of the Company is comprised of Messrs. Edward D. Muir, Bernard A. Capaldi and Jack E. Pratt. Neither Mr. Muir nor Mr. Capaldi is a former or current officer or employee of the Company or any of its subsidiaries. Jack E. Pratt serves as an executive officer and director of the Company and HCC and serves on the Compensation Committee of HCC.

                      REPORT OF THE COMPENSATION COMMITTEE

   As members of the Compensation Committee, it is our duty to administer the Company's various incentive plans, including its incentive stock option plan, and to review compensation levels of members of management, to evaluate the performance of management and to consider management succession and related matters. The Compensation Committee reviews with the Board in detail all aspects of compensation for all executive officers.

   The compensation policy of the Company, which is endorsed by the Compensation Committee, is that the annual compensation of each officer has been established to reward long-term strategic management and the enhancement of stockholder value, as well as to attract and retain key executives critical to the long-term success of the Company. Such compensation relates to and must be contingent upon the contributions, responsibilities and relative position in the Company of each individual officer, as well as the relative performance of the Company.
The Compensation Committee has also taken into consideration competition within the rapidly expanding gaming industry for experienced personnel as well as other subjective considerations in its deliberations regarding executive compensation.

   Prior to 1996, Mr. Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, served the Company under an employment agreement with the Company dated as of September 21, 1989, as amended (the "Employment Agreement"), described in the Company's Form 10-K for the fiscal year ended December 31, 1996. In addition, Mr. Pratt provided services to HCC through an intercompany overhead allocation arrangement (the "Overhead Allocation Arrangement") previously approved by the Boards of Directors of the Company and HCC.

   Effective as of January 1, 1996, HCC assumed the obligations of the Company under the Employment Agreement and Mr. Pratt continued to provide services to HCC and the Company which allocated the cost of such services pursuant to the Overhead Allocation Arrangement.

   Effective as of January 1, 1997, and in light of the spin-off by HCC of the Company and its subsidiaries on December 31, 1996, HCC intends to enter into services agreements with subsidiaries of the Company. Pursuant to the Employment Agreement and the services agreements, Mr. Pratt will continue to provide services to HCC and the Company which will allocate the cost of such services pursuant to the services agreements. Furthermore, effective as of January 1, 1997, HCC extended the term of the Employment Agreement with Mr. Pratt to December 31, 2000.

   In light of previous decisions of the Board of Directors of HCC and its Compensation Committee, the minimum annual base salary of Mr. Pratt under the Employment Agreement was set at $645,000 effective as of January 1, 1996. In accordance with the terms of the Overhead Allocation Agreement, the Company's portion of such minimum annual base salary during 1996 was $259,947. Due to the recent performance of the Company, there were no adjustments to the annual base salary of or bonuses paid to Mr. Pratt in the fiscal year 1996 and there have been no adjustments to the annual base salary of or bonuses paid to Mr. Pratt thus far in the fiscal year 1997.

   This report and the accompanying stock price performance graph are provided for general informational purposes only pursuant to regulations under the Securities Exchange Act of 1934. No information contained in this report or the accompanying graph shall be deemed to be filed in whole or in part for purposes under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference into any filing made thereunder.

                                  Compensation Committee


                                  Jack E. Pratt
                                  Bernard A. Capaldi
                                  Edward D. Muir

                            STOCK PRICE PERFORMANCE

   The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for the previous five years. The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph).


                         Greate Bay Casino Corporation
                            Stock Price Performance
                            (January 2, 1992 = 100)



                                                              Greate Bay
                               Equity         Casino             Casino
         Date                  Index          Index           Corporation
   ------------------          ------         ------          -----------

   January 2, 1992              100.0          100.0             100.0
   March 31, 1992                97.9          119.8             140.0
   June 30, 1992                 99.3          107.0             140.0
   September 30, 1992           102.8          133.5             120.0
   December 31, 1992            108.6          156.0              64.0
   March 31, 1993               113.5          165.5             236.0
   June 30, 1993                114.0          201.7             348.0
   September 30, 1993           117.1          262.1             148.0
   December 31, 1993            119.4          238.1             188.0
   March 31, 1994               114.9          206.4             136.0
   June 30, 1994                115.1          157.9             128.0
   September 30, 1994           120.5          177.3             196.0
   December 30, 1994            120.3          182.8             132.0
   March 31, 1995               132.0          236.5             132.0
   June 30, 1995                144.8          264.5             132.0
   September 29, 1995           157.0          254.9             152.0
   December 29, 1995            166.3          242.5              72.0
   March 29, 1996               175.6          295.6              92.0
   June 28, 1996                184.1          344.3             252.0
   September 30, 1996           190.2          286.2             116.0
   December 31, 1996            205.5          264.5              56.0

                          TRANSACTIONS WITH MANAGEMENT

   HOLLYWOOD CASINO CORPORATION. During 1990, Hollywood Casino Corporation ("HCC"), a corporation then wholly owned by the Pratt Family, acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of the Company. As part of a refinancing in February 1994 of virtually all of the Company's casino-related outstanding debt, a newly formed subsidiary of the Company issued approximately $40.5 million discounted principal amount of new deferred interest notes (the "PPI Funding Notes") in exchange for the $38.8 million principal amount of PCPI Notes held by HCC. The increased principal amount of the new notes included a call premium on the exchange ($1.7 million) equal to 4 1/2% of the principal amount of PCPI Notes exchanged; such premium was paid to all third parties holding PCPI Notes. Interest expense accreted with respect to the PPI Funding Notes for the year ended December 31, 1996 amounted to $7.3 million.

   Since May 1992, the Company and its subsidiaries have borrowed funds from HCC for various purposes. As of December 31, 1996, the outstanding balance on such borrowings was $7.8 million and, under certain conditions, the Company and its subsidiaries may obtain additional loans from HCC. Of the amounts borrowed, $1 million, which is not due until April 1, 1998, is classified as noncurrent and $250,000 is due on demand, or if no demand is made, on April 1, 1998. Such borrowings from HCC bear interest at the rate of 14% per annum, payable semiannually. The remaining $6.5 million was borrowed from HCC during 1996 on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. Payment of interest on borrowings from HCC is subject to the approval of New Jersey gaming authorities.

   In connection with the February 1994 refinancing of virtually all of the Company's casino-related indebtedness, a newly formed subsidiary of the Company borrowed $15 million from HCC to be used in connection with an expansion of the Sands Hotel and Casino. The debt accrued interest at the rate of 14 5/8% per annum and was scheduled for repayment in February 2005. As of December 31, 1996, the entire $15 million principal amount of such notes together with all accrued interest have been assigned or otherwise contributed to the Company by HCC.

   Interest expense on borrowings from HCC as described in the preceding two paragraphs amounted to $2.3 million for the year ended December 31, 1996. Interest payable to HCC in connection with remaining outstanding borrowings amounted to $94,000 at December 31, 1996.

   Hollywood Casino - Aurora, Inc. ("HCA"), a wholly owned subsidiary of HCC, was organized for the purpose of developing and owning a riverboat gaming facility in Aurora, Illinois, (the "Aurora Casino") which commenced operations on June 17, 1993. A wholly owned subsidiary of the Company receives, pursuant to a services agreement, a base services fee equal to 5% of operating revenues (as defined in the agreement) subject to a maximum of $5.5 million annually, and an incentive fee equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues, less expenses other than depreciation, interest, amortization and taxes). Such fees totaled approximately $9.4 million during 1996 of which unpaid base services and incentive fees of $2.1 million were owed to the subsidiary of the Company at December 31, 1996.

   Subject to regulatory approval and effective as of April 1, 1997, the subsidiary of the Company will sell its general partnership interest in the limited partnership which holds the management contract on the Aurora Casino to a subsidiary of HCC. The general partner receives 99% of the first $84,000 of net income earned by the partnership each month and 1% of any income earned above such amount. The subsidiary of the Company will receive from HCC a five-year note in the original amount of $3.8 million, $7.6 million principal amount of PPI Funding Notes (see above) and the assignment of certain accrued interest receivable in exchange for the general partnership interest.

   HWCC - Tunica, Inc. ("HCT"), a wholly owned subsidiary of HCC, completed construction of a dockside gaming facility in Tunica County, Mississippi (the "Tunica Casino") which commenced operations in August 1994. Pursuant to a ten-year consulting agreement with HCT, a subsidiary of the Company receives monthly consulting fees of $100,000.

   HCC was obligated during 1996 under the terms of an administrative services agreement to pay the Company $50,000 per month in connection with certain shared administrative costs. In addition, the Company and its subsidiaries share certain general and administrative costs with HCC. Net allocated costs and fees charged to HCC by the Company amounted to $2.5 million during the year ended December 31, 1996. A payable in the amount of $203,000 in connection with such allocated costs and fees was due to HCC at December 31, 1996.

   Various subsidiaries of the Company provide certain marketing and other administrative services to casino facilities owned by HCC. The HCC facilities are billed for such services at either the direct or allocated cost of providing the services. Such charges amounted to approximately $1.7 million for the year ended December 31, 1996.

   A subsidiary of the Company also provides computer-related services to the HCC-owned casino facilities. The subsidiary has an agreement with one casino facility which expired on December 31, 1996 and has been renewed through December 31, 1999; such agreement provides for the sale of computer hardware and information systems equipment and the licensing of software necessary to operate the facility. The casino pays prices and fees in amounts and on terms and conditions that the subsidiary provides to unrelated third parties as well as a fixed license and consulting fee of $30,000 per month ($33,600 effective January 1, 1997). The subsidiary is also reimbursed for its direct costs and expenses incurred under this agreement. Total charges under the agreement amounted to $511,000 for the year ended December 31, 1996. The GBCC subsidiary also provides similar services and hardware to another HCC-owned casino facility which it charges for direct costs and expenses. Such charges amounted to $229,000 for the year ended December 31, 1996.

   On October 16, 1995, HCC assumed the employment contracts of each of the Pratt Brothers, including the outstanding obligations of the Company for the pension and death benefit payments to be made to the Pratt Brothers. As consideration for the assumption, the Company incurred a non-interest bearing payable to HCC in the amount of approximately $4.3 million, representing the net present value of the outstanding obligations as of such date. On December 31, 1996, such payable was eliminated by means of a capital contribution to the Company from HCC.

   DFW NORTH. Prior to sale of the property in September 1996, the Company operated the Holiday Inn located at the north entrance of the Dallas/Fort Worth International Airport ("DFW North") which was owned by Metroplex Hotel Limited ("Metroplex"), a limited partnership owned by Jack E. Pratt and Edward T. Pratt, Jr., each as 30% general and limited partners, William D. Pratt as a 10% general and limited partner and the Estate of Crystal A. Pratt, the former wife of Jack
E. Pratt, as a 30% limited partner. During the year ended December 31, 1996, the Company made capital expenditures under the hotel operating agreement totaling approximately $1.8 million toward property improvements. The Company was also obligated by the operating agreement to make minimum payments equal to principal and interest payments on the indebtedness incurred by Metroplex to purchase DFW North.

   During February 1994, the Company purchased such underlying indebtedness with a principal balance of approximately $13.8 million from third parties at a cost of $6.8 million ($1 million of which was paid during 1993), with funds borrowed from HCC, and subject to third party indebtedness amounting to $2.7 million. Payments under the hotel operating agreement, net of debt service receipts, amounted to $398,000 during the year ended December 31, 1996. Payments from Metroplex, included interest at the rate of 9 1/2% per annum. Upon the sale of the hotel by Metroplex, the Company received proceeds sufficient to repay the third party indebtedness of $1.9 million, recover its $6.8 million acquisition cost of the underlying indebtedness, recover $2.6 million of its total investment in property improvements and receive additional cash of approximately $770,000.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP ("Andersen") to serve as the independent public accountants of the Company for its fiscal year ending December 31, 1997. Andersen, which has served as the independent public accountants of the Company since 1981, follows a policy of rotating the engagement partner every seven years. Other partners and non-partner personnel are rotated on a periodic basis. Representatives of Andersen are expected to be present at the Annual Meeting to make a statement or to respond to questions. If the appointment of Andersen is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

   The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Andersen.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997.

                                 OTHER BUSINESS

   The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying Proxy will vote the Proxy as in their discretion they may deem desirable.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be so included for the 1997 Annual Meeting, stockholder proposals must be received by the Company by January 9, 1998, and must otherwise comply with the requirements of Rule 14a-8.

                    COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

   The Annual Report on Form 10-K covering the Company's year ended December 31, 1996, including audited financial statements, is enclosed herewith. The Form 10-K does not form any part of the materials for the solicitation of Proxies. The enclosed Form 10-K does not include all exhibits required to be filed with the Securities and Exchange Commission. However, these exhibits are listed in
Part III of the enclosed Form 10-K, and the Company will furnish, for a minimal charge, any such exhibit to each stockholder upon written request. Written requests for exhibits should be directed to Investor Relations, Greate Bay Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              William D. Pratt, Secretary

April 23, 1997
Dallas, Texas



   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         GREATE BAY CASINO CORPORATION
                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints William D. Pratt and Edward T. Pratt Jr. as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Greate Bay Casino Corporation (the "Company") held of record by the undersigned on April 10, 1997, at the Annual Meeting of Stockholders to be held on May 20, 1997, or any adjournment(s) thereof.

1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 1998 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

    FOR ALL nominees listed below                   WITHHOLD AUTHORITY
       (except as marked to the                        to vote for all
    ---                                             ---
    contrary below)                                 nominees below.

              Bernard A. Capaldi, Edward D. Muir, Jack E. Pratt,
                   Edward T. Pratt, Jr. and William D. Pratt

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997.

                  FOR                 AGAINST              ABSTAIN
              ---                 ---                  ---
--------------------------------------------------------------------------------
                        (please sign on the other side)


================================================================================


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS UNDER PROPOSAL 2.

                                                Dated:               , 1997
                                                      ---------------


                                                ----------------------------
                                                          Signature

                                                ----------------------------
                                                  Signature if Held Jointly

Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.